Residential Funding Mortgage Securities I, Inc.
                                    Depositor
                         Residential Funding Corporation
                                 Master Servicer
                       Mortgage Pass-Through Certificates
                                 Series 1998-S22

                     $1,915,703 6.50% Class M-1 Certificates
                      $638,900 6.50% Class M-2 Certificates
                     $1,277,301 6.50% Class M-3 Certificates
                                   ----------

                       Supplement dated November 13, 1998
                                       to
                 prospectus supplement dated September 23, 1998
                                       to
                         prospectus dated July 23, 1998
                                   ----------
         The Class M underwriter will offer to the public the Class M Certificates, in negotiated transactions or otherwise, directly or through dealers, at varying prices to be determined at the time of sale. The Class M underwriters commission will be the difference between the price it pays to the depositor for the Class M Certificates and the amount it receives from the sale of the Class M Certificates to the public. The proceeds to the depositor from the sale of the Class M Certificates to the Class M underwriter will be $3,648,354 before deducting expenses.

         The Class M Certificates will be offered pursuant to a Class M underwriting agreement among the depositor, the master servicer and the Class M underwriter. The Class M underwriter and any dealers that may participate with the Class M underwriter in the resale of the Class M Certificates may receive compensation from the depositor in the form of discounts or commissions or, in the case of dealers, compensation from the Class M underwriter in the form of discounts, concessions or commissions. The Class M underwriting agreement provides that the depositor will indemnify the Class M underwriter against certain civil liabilities under the Securities Act of 1933, as amended, or contribute to payments required to be made in respect thereof. There is currently no secondary market for the Class M Certificates. There can be no assurance that an active secondary market will develop, or if it does develop, that it will continue.

         This supplement may be used to offer or sell the certificates offered hereby only if accompanied by the prospectus supplement and prospectus.

         Dealers will be required to deliver a supplement, prospectus supplement and prospectus when acting as underwriters of the certificates offered hereby and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the Class M Certificates, whether or not participating in this offering, may be required to deliver a supplement, prospectus supplement and prospectus until February 12, 1999.

         The aggregate amount of realized losses that may be allocated by means of subordination to cover bankruptcy losses as set forth on pages S-5 and S-29 of the prospectus supplement should be disregarded and




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replaced with the following amount: $100,000.

                           MORGAN STANLEY DEAN WITTER
                               Class M Underwriter




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